Exhibit 99.1

PRESS RELEASE

Autoliv Announces Results of 2022 Annual Stockholders Meeting

(Stockholm, Sweden, May 11, 2022) – Autoliv, Inc., (NYSE: ALV and SSE: ALIV.sdb), the worldwide leader in automotive safety systems, today announced the results of its annual general meeting of stockholders held on May 10, 2022.

Annual General Meeting of Stockholders

The Company’s 2022 Annual General Meeting of Stockholders (AGM) voted for approval of the following proposals:

•

The election of Mikael Bratt, Laurie Brlas, Jan Carlson, Hasse Johansson, Leif Johansson, Franz-Josef Kortüm, Frédéric Lissalde, Min Liu, Xiaozhi Liu, Martin Lundstedt, and Thaddeus “Ted” Senko as directors of the Board for a one-year term ending at the 2023 AGM;

•	The non-binding, advisory resolution to approve the Company’s 2021 executive compensation for its named executive officers; and

•	The ratification of the appointment of Ernst & Young AB as the Company’s independent auditing firm for the fiscal year ending December 31, 2022.

Committees of the Board

At the Board meeting, the Board approved the membership of its standing committees as follows:

•	Audit and Risk Committee:

Ted Senko (Chair), Laurie Brlas, Hasse Johansson, and Min Liu

•	Leadership Development and Compensation Committee:

Frédéric Lissalde (Chair), Leif Johansson, Xiaozhi Liu, and Martin Lundstedt

•	Nominating and Corporate Governance Committee:

Leif Johansson (Chair), Laurie Brlas, Franz-Josef Kortüm, and Frédéric Lissalde

Chairman

The Board resolved that Jan Carlson is an independent director and continues to serve as the Chairman of the Board.

Inquiries:

Investors & Analysts: Anders Trapp, Tel +46 (0)8 587 206 71

Investors & Analysts: Henrik Kaar, Tel +46 (0)8 587 206 14

Media: Gabriella Ekelund, Tel +46 (70) 612 64 24

About Autoliv

Autoliv, Inc. (NYSE: ALV; Nasdaq Stockholm: ALIV.sdb) is the worldwide leader in automotive safety systems. Through our group companies, we develop, manufacture and market protective systems, such as airbags, seatbelts, and steering wheels for all major automotive manufacturers in the world as well as mobility safety solutions, such as pedestrian protection, connected safety services and safety solutions for riders of powered two wheelers. At Autoliv, we challenge and re-define the standards of mobility safety to sustainably deliver leading solutions. In 2021, our products saved close to 35,000 lives. Every year our products prevent more than 300,000 severe injuries.

Autoliv Inc.

Box 70381, 107 24 Stockholm, Sverige

Besöksadress: World Trade Center,

Klarabergsviadukten 70, B7, 111 64 Stockholm

Tfn: +46 (0)8 58720614

E-mail: henrik.kaar@autoliv.com

Our more than 60,000 associates in 28 countries are passionate about our vision of Saving More Lives and quality is at the heart of everything we do. We drive innovation, research, and development at our 14 technical centers, with their 20 test tracks. Sales in 2021 amounted to US $ 8.2 billion. For more information go to www.autoliv.com.

Autoliv Inc.

Box 70381, 107 24 Stockholm, Sverige

Besöksadress: World Trade Center, Klarabergsviadukten 70, B7, 111 64 Stockholm

Tfn: +46 (0)8 58720614

E-mail: henrik.kaar@autoliv.com